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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

     The Company has two subsidiaries, GTI Acquisition Corporation, a Minnesota Corporation, doing business as "Graphics Technology, Incorporated", GTI Distribution Services, and "GTI"; and T2 Acquisition Corporation, a Minnesota Corporation doing business as DTP Direct and Netdirect. None of the Company's other subsidiaries is a "significant subsidiary" as defined by Rule 1-02(w) of Regulation S-X promulgated under the Securities Act of 1933, as amended.